Exhibit 99.1

IKON ANNOUNCES THIRD QUARTER OF FISCAL YEAR 2007 RESULTS

EPS of $0.23, In Line with Company Guidance

Company Continues to Improve Revenue Trends

MALVERN, Pa. – July 26, 2007 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the third quarter of fiscal 2007 ended June 30, 2007. For the third quarter, net income was $29 million, or $0.23 per diluted share, representing a 15% increase over the $0.20 in the third quarter of fiscal year 2006, and in line with the Company’s previously communicated guidance of $0.22 to $0.24. After adjusting for $0.02 related to the loss on early extinguishment of debt in the third quarter of fiscal year 2006, earnings per diluted share increased 5% year over year.

Total revenue for the third quarter of fiscal year 2007 was $1.0 billion, flat year over year, including a 1% currency benefit. Selling and administrative expenses decreased $18 million year over year and represented 28.1% of revenue in the third quarter, in line with the Company’s expense-to-revenue ratio goal of less than 29% for fiscal year 2007. The decrease in selling and administrative expenses was primarily driven by lower administrative expenses, including performance compensation, real estate, and other corporate expenses.

Operating income margin for the third quarter of fiscal year 2007 was $54 million or 5.1% of revenue, compared with $54 million or 5.2% for the third quarter of 2006. Operating income in the third quarter of last year included a $7 million gain related to the sale of the U.S. retained lease portfolio. The Company’s effective tax rate for the quarter was 33%. The Company continues to anticipate that the tax rate for fiscal year 2007 will be less than 32%.

“We are encouraged by our earnings performance for the quarter. Our Managed and Professional Services business delivered strong results, Equipment revenue grew 1%, Europe continued its solid performance, and Customer Service revenue is beginning to stabilize,” said Matthew J. Espe, IKON’s Chairman and Chief Executive Officer.

Third Quarter Fiscal 2007 Financial Details
Equipment revenue of $448 million, which includes the sale of copier/printer multifunction products, increased 1% from the third quarter of fiscal year 2006. The year-over-year increase was driven by revenue growth in both the color office and color production segments and currency, offset by revenue declines in both the black and white office and black and white production segments. Gross margin on equipment decreased to 24.3% from 25.6% in the third quarter of fiscal year 2006 due to lower used equipment revenue, a mix shift to light black and white production devices, and a higher mix of large deals in the quarter.

Customer Service and Supplies revenue of $346 million, which includes revenue from the servicing of copier/printer equipment and direct sales of supplies, decreased 4% year over year, but was flat sequentially as Customer Service revenue begins to stabilize in line with the Company’s expectations. Customer Service revenue declined year over year primarily due to lower revenue per page. The Company continues to expect that Customer Service and Supplies revenue in the second half of the fiscal year will decrease 1% to 2% from the first half of fiscal year 2007, driven by a seasonal decline from the third to the fourth quarter. Gross margin on Customer Service and Supplies decreased to 44.2% from 45.6% a year ago due to lower revenue partially offset by lower costs.

Managed and Professional Services revenue of $203 million increased 9% compared to the third quarter of fiscal year 2006. Revenue grew in all three service areas. On-site Managed Services revenue, which represents approximately two-thirds of total Managed and Professional Services, increased 7% year over year, off-site Managed Services increased 8% year over year, and Professional Services grew 22% year over year. Gross margin on Managed and Professional Services increased to 27.8% from 25.1% a year ago due to improvements in on-site Managed Services contract profitability, higher off-site Managed Services revenue on a relatively fixed cost base, and significantly improved profitability in European Professional Services.

Rental and Fees revenue of $32 million declined 6% year over year due to lower rental revenue, and gross margin decreased approximately one point to 74%. Other revenue of $16 million declined 14% compared to the third quarter of fiscal year 2006 primarily due to the loss of a contract in the European technology services business.

Balance Sheet and Liquidity
The Company’s cash balance was $287 million as of June 30, 2007, and the Company’s debt-to-capital ratio remained stable from the prior quarter at 32%. Cash generated by operations totaled $9 million for the first nine months of fiscal year 2007, compared to a cash usage of $28 million for the first nine months of last year. The cash generated in the first nine months of the year was impacted by a $97 million increase in inventory. The Company expects fiscal year-end 2007 inventory to range from $275 million to $295 million, compared to $315 million at June 30, 2007 and $282 million at June 30, 2006. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $33 million for the first nine months, compared to $35 million for the first nine months of fiscal year 2006. Free cash flow was a negative $23 million for the first nine months of the year compared to a negative free cash flow of $63 million in the first nine months last year. The Company expects free cash flow to range between $80 million and $110 million for fiscal year 2007. For the fourth quarter, the Company anticipates working capital improvements to generate between $70 million and $100 million of cash.

For the third quarter, fully diluted weighted average shares were 127 million. At the end of the quarter, actual shares outstanding were 123 million, a reduction of 6% year over year, driven by the Company’s ongoing share repurchase program. The Company purchased 3 million shares for $44 million during the third quarter.

Year to date the Company has returned $115 million to its shareholders through $100 million in share repurchases and $15 million in dividend payments, which was funded with cash from the balance sheet. For the fourth quarter, the Company expects to spend $40 to $50 million on share repurchases. Cumulatively through June 30, 2007, the Company has purchased 22% of the shares outstanding as of March 31, 2004. Since the Company initiated its share repurchase program three years ago, it has repurchased a total of 32 million shares for $395 million, and also eliminated its convertible debt, avoiding a potential conversion into 20 million shares of common stock.

IKON’s Board of Directors also approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on September 10, 2007 to holders of record at the close of business on August 27, 2007.

Outlook
“In the third quarter, we added over 100 selling resources in the field, including 17 Graphic Arts Specialists who will be focused on selling color production equipment, such as the Canon imagePRESS C1, Canon’s portfolio of wide format products, and the Canon imagePRESS C7000VP which we’ve begun shipping to customers,” said Espe. “We remain committed to our action plans to grow revenue, including driving color placements to increase our color page volume mix.

“Looking ahead to the fourth quarter of fiscal 2007, we expect earnings per fully diluted share to be approximately $0.22. Our expectations for fiscal year 2007 are to deliver an operating income margin of approximately 5%, up from the prior year, and earnings per fully diluted share of approximately $0.90.”

Mark Your Calendar
Matthew J. Espe, IKON’s Chairman and Chief Executive Officer, will be speaking at the Citigroup Technology Conference on September 5, 2007 at the Hilton New York Hotel in New York City. The conference will be webcast and available on the Company’s website at www.ikon.com under Calendar & Presentations.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta, Kyocera Mita and HP, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the third quarter 2007 results and the Company’s outlook for fiscal year 2007 will be discussed on a conference call hosted by IKON at 10:00 a.m. ET on
Thursday, July 26, 2007. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor Relations homepage or by calling (201)
689-8261. A complete replay of the conference call will also be available on
IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to
www.ikon.com and click on Investor Relations and then Calendar &
Presentations. Beginning at 1:00 p.m. ET on July 26, 2007 and ending at midnight ET on July 30, 2007, a complete replay of the conference call can also be accessed via telephone by calling (877) 660-6853 or (201) 612-7415 and entering account number 270 and conference number 247800.

MARK YOUR CALENDAR: IKON’s fourth quarter fiscal year 2007 results will be discussed on Thursday, October 25, 2007, on a conference call at 9 a.m. ET.
Please note the change in time. Beginning with this conference call, the
Company will hold its quarterly earnings conference calls at 9 a.m. ET. More information on how to access the audio broadcast and replay will be provided at a later date.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected fourth quarter and full fiscal year 2007 results from continuing operations, our inventory and cash flow plans for 2007, color growth strategies, our tax rate, and our ability to execute on our strategic priorities, including growth objectives, operational efficiency and capital strategy initiatives, and our share repurchase program. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP). In addition, this news release contains certain non-GAAP financial measures, free cash flow and adjusted EPS.

Free cash flow is defined as cash from operations less expenditures for property and equipment, less expenditures for equipment on operating leases, plus proceeds from the sale of property and equipment and equipment on operating leases.  IKON believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments.

Adjusted EPS as used in this presentation, excludes the loss from the early extinguishment of debt. IKON believes this measure provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position.

 The reader is encouraged to evaluate these non-GAAP financial measures and the reasons IKON considers them useful for supplemental analysis.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)
		Three Months Ended June 30,
		2007		2006
Revenues
Equipment		$447,727		$445,275
Customer service and supplies		345,927		361,587
Managed and professional services		203,372		187,276
Rental and fees		31,954		34,007
Other		16,036		18,752
		1,045,016		1,046,897

Cost of Revenues
Equipment		339,116		331,065
Customer service and supplies		193,113		196,597
Managed and professional services		146,911		140,232
Rental and fees		8,344		8,596
Other		10,574		12,367
		698,058		688,857

Gross Profit
Equipment		108,611		114,210
Customer service and supplies		152,814		164,990
Managed and professional services		56,461		47,044
Rental and fees		23,610		25,411
Other		5,462		6,385
		346,958		358,040

Selling and administrative		293,373		311,035
Gain on divestiture of businesses and assets		—		6,931
Restructuring benefit		—		129

Operating income		53,585		54,065
Loss from the early extinguishment of debt		—		3,866
Interest income		2,473		4,124
Interest expense		12,860		12,245

Income from continuing operations before taxes on income		43,198		42,078
Taxes on income		14,132		15,207

Income from continuing operations		29,066		26,871
Discontinued Operations:
Operating income		—		17
Tax expense		—		7

Net income from discontinued operations		—		10

Net income		$29,066	$	26,881

Basic Earnings Per Common Share
Continuing operations	$	0.23	$	0.21
Discontinued operations		—		0.00
Net income		$0.23	$	0.21

Diluted Earnings Per Common Share
Continuing operations	$	0.23	$	0.20
Discontinued operations		—		0.00
Net income		$0.23	$	$0.20

Weighted Average Common Shares Outstanding, Basic		124,818		130,690

Weighted Average Common Shares Outstanding, Diluted		126,563		132,311

Operational Analysis:
Gross profit %, equipment		24.3%		25.6%
Gross profit %, customer service and supplies		44.2%		45.6%
Gross profit %, managed and professional services		27.8%		25.1%
Gross profit %, rental and fees		73.9%		74.7%
Gross profit %, other		34.1%		34.0%
Total gross profit %		33.2%		34.2%
Selling and administrative as a % of revenue		28.1%		29.7%
Operating income as a % of revenue		5.1%		5.2%

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)
		Nine Months Ended June 30,
		2007		2006
Revenues
Equipment		$1,317,650		$1,331,012
Customer service and supplies		1,037,164		1,094,193
Managed and professional services		593,852		549,128
Rental and fees		101,938		117,682
Other		53,032		78,254
		3,103,636		3,170,269

Cost of Revenues
Equipment		989,209		997,713
Customer service and supplies		590,034		602,329
Managed and professional services		433,374		408,244
Rental and fees		26,739		34,369
Other		35,201		42,054
		2,074,557		2,084,709

Gross Profit
Equipment		328,441		333,299
Customer service and supplies		447,130		491,864
Managed and professional services		160,478		140,884
Rental and fees		75,199		83,313
Other		17,831		36,200
		1,029,079		1,085,560

Selling and administrative		874,790		939,849
Gain on divestiture of businesses and assets		—		11,960
Restructuring benefit		—		264

Operating income		154,289		157,935
Loss from the early extinguishment of debt		—		5,516
Interest income		8,872		9,060
Interest expense		37,842		39,358

Income from continuing operations before taxes on income		125,319		122,121
Taxes on income		38,463		42,250

Income from continuing operations		86,856		79,871
Discontinued Operations:
Operating loss		—		15
Tax benefit		—		6

Net loss from discontinued operations		—		9

Net income		$86,856		$79,862

Basic Earnings Per Common Share
Continuing operations	$	0.69	$	0.60
Discontinued operations		—		0.00

Net income		$0.69	$	0.60

Diluted Earnings Per Common Share
Continuing operations	$	0.68	$	0.60
Discontinued operations		—		0.00

Net income		$0.68	$	0.60

Weighted Average Common Shares Outstanding, Basic		126,131		132,115

Weighted Average Common Shares Outstanding, Diluted		128,020		133,728

Operational Analysis:
Gross profit %, equipment		24.9%		25.0%
Gross profit %, customer service and supplies		43.1%		45.0%
Gross profit %, managed and professional services		27.0%		25.7%
Gross profit %, rental and fees		73.8%		70.8%
Gross profit %, other		33.6%		46.3%
Total gross profit %		33.2%		34.2%
Selling and administrative as a % of revenue		28.2%		29.6%
Operating income as a % of revenue		5.0%		5.0%

IKON Office Solutions, Inc.
Consolidated Balance Sheets
(in thousands and unaudited)
	June 30,	September 30,
	2007	2006
Assets
Cash and cash equivalents	$287,291	$414,239
Accounts receivable, net	589,782	589,973
Lease receivables, net	83,824	83,051
Inventories	314,931	214,792
Prepaid expenses and other current assets	40,596	34,742
Deferred taxes	49,240	46,504
Total current assets	1,365,664	1,383,301

Long-term lease receivables, net	233,275	222,333
Equipment on operating leases, net	69,300	83,248
Property and equipment, net	147,516	144,453
Deferred taxes	18,528	30,215
Goodwill	1,322,675	1,297,333
Other assets	68,181	74,543
Total Assets	$3,225,139	$3,235,426

Liabilities
Current portion of corporate debt	$16,622	$1,487
Current portion of non-corporate debt	50,120	152,971
Trade accounts payable	228,290	224,312
Accrued salaries, wages and commissions	89,302	109,090
Deferred revenues	105,849	118,146
Income taxes payable	12,750	15,831
Other accrued expenses	122,214	139,590
Total current liabilities	625,147	761,427

Long-term corporate debt	571,958	593,578
Long-term non-corporate debt	169,158	64,005
Other long-term liabilities	129,780	130,283
Shareholders’ Equity	1,729,096	1,686,133

Total Liabilities and Shareholders’ Equity	$3,225,139	$3,235,426

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows	Nine Months Ended June 30
(in thousands and unaudited)	2007	2006
Cash Flows from Operating Activities
Net income	$86,856	$79,862
Net loss from discontinued operations	—	9

Income from continuing operations	86,856	79,871
Additions (deductions) to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	52,002	52,366
Amortization	1,864	2,663
Gain from divestiture of businesses and assets	—	(11,960)
Loss on disposal of property and equipment	628	4,017
Provision for losses on accounts and lease receivables	4,131	2,283
Provision for deferred income taxes	10,147	(108,922)
Stock-based compensation expense	7,039	7,502
Pension expense	1,730	24,973
Loss from the early extinguishment of debt	—	5,516
Changes in operating assets and liabilities, net of divestiture of businesses:
Decrease in accounts receivable	5,015	17,089
Increase in inventories	(96,760)	(38,313)
Increase in prepaid expenses and other current assets	(4,703)	(2,555)
Increase (decrease) in accounts payable	685	(31,532)
Decrease in deferred revenue	(14,784)	(2,178)
Decrease in accrued expenses	(36,983)	(28,424)
Contributions to pension plans	(4,514)	(63,464)
(Decrease) increase in income taxes payable	(3,304)	66,279
Other	(7)	(1,659)

Net cash provided by (used in) continuing operations	9,042	(26,448)
Net cash used in discontinued operations	—	(1,158)

Net cash provided by (used in) operating activities	9,042	(27,606)

Cash Flows from Investing Activities
Proceeds from the divestiture of businesses and assets	-	251,642
Expenditures for property and equipment	(23,366)	(26,093)
Expenditures for equipment on operating leases	(17,118)	(27,610)
Proceeds from the sale of property and equipment and equipment on operating leases	7,952	18,346
Proceeds from the sale of lease receivables	160,181	145,969
Lease receivables — additions	(226,494)	(264,161)
Lease receivables — collections	74,134	268,412
Proceeds from life insurance	4,781	4,630
Other	(1,251)	(3,553)

Net cash (used in) provided by investing activities	(21,181)	367,582

Cash Flows from Financing Activities
Short-term corporate debt borrowings (repayments), net	1	(855)
Repayment of other borrowings	(55)	(3,792)
Debt issuance costs	—	(2,304)
Debt modification costs	(16,430)	—
Corporate debt — repayments	(1,255)	(138,804)
Non-corporate debt — issuances	158,244	7,312
Non-corporate debt — repayments	(166,211)	(142,354)
Dividends paid	(15,141)	(15,841)
Decrease in restricted cash	—	2,127
Proceeds from stock option exercises	16,858	18,025
Tax benefit relating to stock plans	1,586	4,922
Purchase of treasury shares	(99,873)	(90,816)
Other	—	(49)

Net cash used in financing activities	(122,276)	(362,429)

Effect of exchange rate changes on cash and cash equivalents	7,467	2,593

Net decrease in cash and cash equivalents	(126,948)	(19,860)
Cash and cash equivalents at beginning of the year	414,239	373,705

Cash and cash equivalents at end of the period	$287,291	$353,845

IKON Office Solutions, Inc.
Reconciliation of reported to adjusted earnings per diluted share
For the quarterly periods ending June 30, 2007 and 2006

		Q3 FY06			Q3 FY07

(in millions, except per share data)	As Reported	Adj.		Non-GAAPAdjusted	As Reported

Revenue	$1,047			$1,047	$1,045
Gross profit margin	34.2%			34.2%	33.2%
Selling & administrative expense ratio	29.7%			29.7%	28.1%
Operating income	$54			$54	54
Operating income margin	5.2%			5.2%	5.1%

Interest expense, net	8			8	10
Loss from the early extinguishment of debt	4	(4)	(a)	—
Taxes on income	15	2	(b)	17	14
Net Income	27			29	29
Fully diluted EPS	$0.20			$0.22	$0.23

Y/Y Fully diluted EPS growth rate vs. Adjusted Q3 FY06					5%
Y/Y Fully diluted EPS growth rate vs. As Reported Q3 FY06					15%
(a) Loss from the early extinguishment of debt
(b) Tax impact on the Loss from the early extinguishment of debt